UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   11/19/2015

CITIZENS FIRST CORPORATION
(Exact name of registrant as specified in its charter)

Kentucky 333-67435 61-0912615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 Ashley Street, Bowling Green, Kentucky 42103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (270) 393-0700

Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)            On November 19, 2015, the board of directors of Citizens First Corporation (the "Company") approved the amendment and restatement of the Company's articles of incorporation.  The amendments (i) deleted references to the former registered office and principal office of the Company and (ii) deleted the statement of designation of the rights and preferences of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  The amendments to the Company’s articles of incorporation did not require shareholder approval.  Second Amended and Restated Articles of Incorporation incorporating the amendments were filed with the Kentucky Secretary of State on November 24, 2015, and were effective as of filing.  The full text of the Company's Second Amended and Restated Articles of Incorporation as filed on November 24, 2015, is filed as Exhibit 3.1 to this report.

            On November 19, 2015, the board of directors of the Company approved certain amendments to the Company’s Bylaws (a) to change the time of the annual meeting of shareholders from 5:30 p.m. to 10:00 a.m., (b)  to provide for the electronic transmission of proxies, (c) to provide that the number of directors shall be fixed by resolution of the board from time to time (as currently provided in the articles of incorporation), (d) to provide that any director elected by the board to fill a vacancy shall serve until the next election of the group in which the director is filling the vacancy and (e) to expand upon the procedures for indemnification of directors, officers and employees of the Company. The amended Bylaws are filed as Exhibit 3.2 to this report.

Item 9.01 Financial Statements and Exhibits.

            (d)        Exhibits

The following exhibits are filed as part of this report:

Exhibit Number	Description of Exhibit

3.1	Second Amended and Restated Articles of Incorporation of Citizens First Corporation
3.2	Amended and Restated Bylaws of Citizens First Corporation